Fort James Corporation

                             MIP Bonus Deferral Plan

                                 September 1998
Contents


Article 1. Establishment and Purposes                    1

Article 2. Definitions                                   1

Article 3. Administration                                2

Article 4. Deferral Opportunity                          2

Article 5. Deferral Account                              4

Article 6. Beneficiary Designation                       4

Article 7. Withholding of Taxes                          5

Article 8. Amendment and Termination                     5

Article 9. Miscellaneous                                 5



MIP Bonus Deferral Plan
Fort James Corporation

     Article 1.  Establishment  and Purposes 1.1  Establishment.  This MIP Bonus
Deferral   Plan (the 'Plan'),  is made,  entered  into,  and is  effective as of
September 1, 1998 (the 'Effective Date').

     1.2 Purposes. The primary purpose of the Plan is to provide eligible key management employees an opportunity to defer some or all of their Management Incentive Plan (MIP) bonus. This deferral is intended to be made on an income-tax deferred basis

Article 2. Definitions

     Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized:

     (a) 'Administrator' means the Human Resources Committee, or such other person or committee appointed by the Human Resources Committee to administer the Plan.

     (b)  'Company' means Fort James Corporation, a Virginia corporation.

     (c) 'Disability' shall have the same meaning as defined under the Fort James Corporation long-term disability insurance policy that is applicable to the Participant.

     (d) 'Effective Date' means the date the Plan becomes effective, as set forth in Section 1.1 herein.

     (e) 'ERISA' means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

     (f) 'MIP Bonus' means a payment under the terms of the 1998 Amendment and Restatement of the Fort James Corporation Management Incentive Plan (as amended from time to time) or under any successor plan.

     (g) 'Participant' means any key management employee who is selected to participate in the Plan by the Administrator and who is actively participating in the Plan.

     (h) 'Prime Rate' means the prime rate as published in the Wall Street Journal (Midwest Edition).

     (i) 'Retirement' means any termination of employment after the later of the date on which the Participant attains age 55 or the date on which the Participant has completed 15 Years of Service under the James River Corporation of Virginia Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (as amended from time to time).

     (j) 'Year' or 'Plan Year' means the 12-month consecutive period beginning each January 1 and ending December 31.

Article 3. Administration

     3.1 The Administrator. The Administrator shall administer the Plan. The Administrator may delegate any or all of its responsibilities hereunder.

     3.2 Authority of the Administrator. Subject to the provisions herein, the Administrator shall have full power to amend, suspend or terminate the Plan (subject to Article 8 herein); to construe and interpret the Plan and any agreement or instrument entered into hereunder; and to establish, amend, or waive rules and regulations for the Plan's administration. Further, the Administrator shall have full power to make any other determination that may be necessary or advisable for the Plan's administration.

     3.3 Decisions Binding. All determinations and decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, and the Participant and his estate and beneficiaries.

     3.4 Eligibility. Eligibility to participate in the Plan will be limited to management employees in salary levels I and above who participate in the MIP. From these employees, the Administrator in its absolute discretion may designate individuals or groups who will not participate in the Plan.

     In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except for the right to make any further deferrals hereunder.

Article 4. Deferral Opportunity

     4.1 Amount Which May Be Deferred. Each Participant may elect to defer up to one hundred percent (100%) of his or her annual MIP Bonus for each Year, in increments of twenty-five percent (25%). Each Participant shall be one hundred percent (100%) vested in his or her deferrals, and earnings thereon, at all times.

     4.2 Deferral Election. A Participant shall make the election to defer MIP Bonus under the Plan on a Deferral Election Form. An election to defer MIP Bonus must occur before October 30 of the year prior to payment of the MIP Bonus. On each Deferral Election Form, a Participant shall make an irrevocable determination as to the amount to be deferred with respect to the Participant's MIP Bonus if any is earned for the Year.

     4.3 Length of Deferral. All amounts deferred hereunder by any Participant, and earnings thereon, shall be deferred until the January of the calendar year after such Participant's Retirement. Notwithstanding the above, if at any time a Participant's employment with the Company is terminated for any reason other than Retirement, payment of deferred amounts (and earnings thereon) shall be made in a single lump-sum payment in cash within thirty (30) calendar days of the effective date of the termination.

     In the case of employment termination due to Disability, the termination shall be deemed to have occurred on the date that the Administrator determines the Disability to be total and permanent.

     4.4 Payment of Deferred Amounts. Each Participant shall elect the form of payment to be received as of such Participant's Retirement. An election of the form of payment may be changed, but any change is not effective until three months after the Administrator receives the election. Each Participant shall have the choice of receiving payment in the form of either a single cash lump-sum payment or in ten (10) annual installments. Subject to the hardship provisions of Section 4.5, payment under these two options will be made as follows:

     (a) Lump-Sum Payment. All deferrals and earnings shall be paid in a single lump-sum payment in cash or cash equivalents in January of the calendar year after the Participant's Retirement.

     (b) Installment Payments. The initial payment shall be made in cash or cash equivalents in January of the calendar year after the Participant's Retirement. The remaining installment payments shall be made in cash in January of each year thereafter, until the Participant's entire deferral account has been paid. Earnings shall accrue on the deferred amounts in such Participant's deferral account, as provided in Section 5.2 herein. The amount of each installment payment shall be equal to the balance remaining in such Participant's deferral account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

     Notwithstanding the form of payout election made by a Participant pursuant to Section 4.2(b) and 4.4 herein, if, at Retirement, the balance of any Participant's deferral amount is less than $25,000, then the entire deferral account balance shall be paid to such Participant in a single lump-sum payment as provided in Section 4.4(a) herein.

     4.5 Financial or Medical Hardship. The Administrator shall have the authority to alter the timing or manner of payment of deferred amounts in the event that a Participant establishes, to the satisfaction of the Administrator, severe financial or medical hardship. In such event, the Administrator may:

     (a) Provide that all, or a portion, of the amount previously deferred shall be paid immediately in a lump-sum cash payment; or

     (b) Provide that all, or a portion, of the installments remaining to be paid over a period of time shall be paid immediately in a lump-sum cash payment; or

     (c)  Provide  for  such  other  installment   payment  schedule  as  deemed
appropriate by the Administrator under the circumstances.

     However, the amount distributed pursuant to this Section 4.5 shall not exceed that amount which is reasonably necessary for the Participant to meet the financial or medical hardship at the time of distribution. Any amount distributed pursuant to this Section 4.5 shall be reduced by a ten percent (10%) early withdrawal penalty.

     The Administrator shall judge the severity of the financial or medical hardship. Severe financial or medical hardship will be deemed to exist in the event of a Participant's long and serious illness, impending bankruptcy, or other similar unforeseeable and extraordinary circumstances arising as a result of events beyond the control of the Participant. The Administrator's decision with respect to the severity of financial or medical hardship and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Article 5. Deferral Account

     5.1 Account. The Company shall establish and maintain individual bookkeeping accounts for deferrals for each Participant. Such accounts shall be credited for deferrals at the time such amounts otherwise would have been paid had such amounts not been deferred.

     5.2 Earnings on Deferred Amounts. Deferrals hereunder shall be credited with an annual rate of return equal to the Prime Rate plus one percent (1%), adjusted on a quarterly basis. The Prime Rate shall be established on the first business day of each calendar quarter.

     Each deferral account shall be credited on the last day of each calendar quarter, with earnings thereon. Earnings on deferred amounts shall be paid out to each Participant at the same time and in the same manner as the underlying deferred amounts.

     5.3 Charges Against Account. There shall be charged against the deferral account any payments made to the Participant or to a Participant's beneficiary.

     5.4 Account Statements. At least annually, the Company shall provide each Participant with an itemized statement containing the following information:

     (a) The account balance as of the first business day of the Year;

     (b) The account activity during the Year, including additional deferrals, earnings on deferred amounts, and payouts, if any, during the Year; and

      (c)     The account balance as of the last business day of the Year.

Article 6. Beneficiary Designation

     6.1 Designation of Beneficiary. Each Participant shall be entitled to designate a beneficiary or beneficiaries who, upon such Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. The Participant shall sign all beneficiary designations. The Administrator may prescribe forms for the designation of beneficiaries. The Participant may change his or her designation of beneficiary at any time. The filing of a new beneficiary designation form by the Participant shall automatically revoke all prior designations by such Participant.

     6.2 Death of Beneficiary. In the event that all the beneficiaries named by the Participant, pursuant to Section 6.1 herein, predecease the Participant, the deferred amounts that would have been paid to the Participant shall be paid to the Participant's estate.

     6.3 Ineffective Designation. In the event the Participant does not designate a beneficiary, or for any reason such designation is ineffective in whole or in part, the amounts that otherwise would have been paid to such Participant shall be paid to the Participant's estate.

Article 7. Withholding of Taxes

     The Company shall have the right to require each Participant to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

Article 8. Amendment and Termination

     The Company hereby reserves the right to amend, suspend, or terminate the Plan at any time by action of the Administrator, in its sole discretion. No such amendment, suspension, or termination shall in any material manner adversely affect any Participant's rights to amounts theretofore accrued and payable hereunder, without the written consent of the Participant.

Article 9. Miscellaneous

     9.1 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for 'a select group of management or highly compensated employees' within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. No Participant or beneficiary shall have any right, other than the right of an unsecured general creditor, against the Company in respect to the benefits payable, or which may be payable, to such Participant or beneficiary under the Plan. If the Company, acting in its sole discretion, establishes a trust, reserve, or other fund associated with this Plan, then, except as may otherwise be provided in the instrument pursuant to which such reserve or fund is established, no Participant or beneficiary shall have any right to or interest in any specific amount or asset of such trust, reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan.

     9.2 Employment. No provision of the Plan, nor any action taken by the Administator or the Company pursuant to the Plan, shall give or be construed as giving a Participant any right to be retained in the employ of the Company, or affect or limit in any way the right of the Company to terminate his or her employment.

     9.3 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

     9.4 Nontransferability. A Participant's rights to deferred amounts and earnings thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant's beneficiary.

     9.5 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     9.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     9.7 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Illinois.